EXHIBIT 99.2

                     FIRST BANCORP REPORTS RECORD EARNINGS;
                                 14.3% INCREASE
                              IN EARNINGS PER SHARE


         San Juan, Puerto Rico, April 12, 1999-First BanCorp (NYSE:FBP) reported today earnings of $14,141,216 ir $0.48 per share (basic and diluted), for the quarter ended March 31, 1999, as compared to earnings of $12,360,684 or $0.42 per share (basic and diluted) for the first quarter of 1998, an increase of 14.3% in earnings per share. Return on assets (ROA) for the first quarter of 1999 was 1.42% compared to 1.48% for the first quarter of 1998. Return on equity
(ROE) was 21.78% for the first quarter of 1999, as compared to 20.27% for the first quarter of 1998. Diluted weighted average shares were 29,540,661 in 1999.

         Net interest Income, the Corporation's main source of income, increased from $40.6 million during the first quarter of 1998, to $44.6 million during the first quarter of 1999.

         Operating expenses were $23.7 million during this quarter, a slight increase as compared to the same quarter of 1998 expenses of $21.6 million, but a decrease of $800,000 when compared to expenses of $24.5 million during the previous December 1998 quarter.

         The efficiency ratio was 46.01% and 45.7% for the three months ended March 31, 1999 and 1998, respectively. Other Income decreased from $16.8 million during the first quarter of 1998 to $8.2 million during the first quarter of 1999, monthly as a result of investment gains of $10.1 million registered during the first quarter of 1998.


         Commenting of these first quarter results, Mr. Angel Alvarez- Perez, Chairman, President and CEO of First BanCorp said. "we are extremely pleased at the results of the first three months of 1999, which were over our projections. Loan growth was healthy in all areas. There was also a notable improvement in asset quality. It becomes evident every day that the corporate community of our Island is increasingly making FirstBank, our subsidiary, its main banking relationship."

         Total assets were $4,045 million as of March 31, 1999, as compared to $3,394 million as of March 31, 1998 and $4,017 million as of December 31, 1998. Total deposits at March 31, 1999 of $1,847 million, increased significantly by $231.3 million and $72 million, when compared to March 31, 1998 and December 31, 1998,


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respectively.  Loans  receivable  increased  to $2,162  million,  as compared to
$1,961 million as of March 31, 1998 and $2,120 million as of December 31, 1998.

     Non-performing loans as of March 31, 1999 were $59.9 million or 2.77% of total loans, a decrease of $1.0 million and $12.1 million, when compared to $60.9 million (3.10% of total loans) and $72.1 million (3.40% of total loans) as of March 31, 1998, and December 31, 1998, respectively. (Non-performing loans ad ratios involving non-performing loans may not be comparable to other banks in Puerto Rico because First BanCorp includes past due loans over 90 days still accruing as non-performing loans while other major banks do not include them).

     The allowance for loan losses to non-performing loans (reserve coverage) increased to 114.65% as of March 31, 1999, when compared to 98.0% as of March 31, 1998 and 94.2%, as of December 31, 1998 as a result of the significant decrease of non-performing loans and a steady increase in the loan loss allowance. Non-performing assets to total assets decreased to 1.68% when compared to 2.03% as of March 31, 1998 and 1.94% as of December 31, 1998.

         The Corporation provided $13.8 million for loan losses during the quarter, as compared to a $21.7 million provision for the first quarter of 1998 as a result of a lower provision need due to an improvement in the asset quality. Net charge offs during the 1999 first quarter were $12.9 million. Charge offs for the previous four quarters were $19.8 million, $14.3 million, $13.9 million and $18.2 million for March 1998, June 1998, September 1998, and December 1998, respectively. The Corporation's reserve for loan losses increased to $68.2 million at the end of the quarter, up from $59.6 million at March 31, 1998 and $67.9 million at December 31, 1998.

         First BanCorp is the holding company of FirstBank Puerto Rico, which has total assets of $4.0 billion, and is the second largest independently owned commercial bank in Puerto Rico. The Bank, which is a well-capitalized institution, operates a total of 55 financial service facilities throughout Puerto Rico and the US Virgin Islands. FirstBank also operated Money Express, a finance company, with 26 offices throughout the Island and First Leasing and Car Rental, a car and truck rental leasing company, with offices in Bayamon, Rio Piedras, Guaynabo, Isabela, and Caguas. The Corporation recently announced it has filed a registration statement with the Securities and Exchange Commission for the offering of $90 million perpetual preferred stock, to support the Corporation's growth plans.

         FirstBank Puerto Rico reorganized into a Bank Holding Company structure effective October 1, 1998.



                                  FIRST BANCORP
                                   (NYSE: FBP)
                         CONDENSED FINANCIAL HIGHLIGHTS
                                 (000's OMITTED)


                                                                     Three Months Ended
                                                                              March 31

Results of operations:                                  1999                                1998
Net interest income                                   $44,598                              $40,608
Provision for possible                                 13,800                               21,738
loan losses
Other income                                            8,168                               16,752
Operating expenses                                     23,686                               21,591
Income before income                                   15,280                               14,031
tax provision
Income tax provision                                    1,139                                1,670
Net Income                                            $14,141                              $12,361
                                                     ========                              =======

Net income per common                                    $.48                                 $.42
share - basic
Net income per common                                    $.48                                 $.42
share-diluted




                                                   FIRST BANCORP
                                                    (NYSE: FBP)
                                          CONDENSED FINANCIAL HIGHLIGHTS
                                                  (000's OMITTED)

                                                        At March 31                   At March 31
                                                           1999                          1998

Total assets                                            $4,045,229                     $3,394,201
Total investments securities                             1,754,728                      1,336,441
Total loans                                              2,161,748                      1,960,945
Reserve for possible loan                                   68,717                         59,628
losses
Total deposits                                           1,847,026                      1,615,755
Common stockholder's equity                                249,244                        236,564
